Exhibit 10.2

LAND CONTRACT

This Contract (the “Contract”) is made on the 30th day of November, 2022, between THE THOMAS A. PEARLMAN REVOCABLE TRUST U/A/D 6/13/2005, (Seller) whose address is 195 W. Nine Mile RD, STE 110, Ferndale, MI 48220 and FL MI RE 22, LLC, a Michigan Limited Liability Company, (Purchaser), whose address is 40600 Ann Arbor Road East, Suite 201, Plymouth, MI 48170.

1.	Description. Seller agrees to sell and convey to Purchaser land in City of Pleasant Ridge, Oakland County, Michigan, with a street address of 23622 & 23616 Woodward Ave.

Legally described as: Lots 61, 62, 63 and 64 of Woodland Heights Subdivision No. 2, according to the plat thereof as recorded in Liber 10 of Plats, Page 27, Oakland County Records together with all available sub surface and mineral rights, all fixtures, improvements, appurtenances, tenements, hereditaments (the “Premises”), but subject to easements and restrictions of record and zoning laws and ordinances affecting the premises.

2.	Price and Terms. Purchaser agrees to pay to Seller the sum of One Million Nine Hundred Thousand ($1,900,000.00) Dollars, together with interest, as follows:

The sum of Four Hundred Seventy-Five Thousand ($475,000.00) Dollars (down payment) on execution of this Agreement, receipt of which Seller acknowledges, and the remaining principal balance of the purchase price, being One Million Four Hundred Twenty-Five Thousand ($1,425,000.00) Dollars (principal balance) plus interest at the rate of 9 % until paid, in 60 installments as follows:

The sum of Twelve Thousand Eight Hundred Twenty-One ($12,821.00) Dollars (monthly payment), on the 1st day of each month thereafter until the purchase price and interest are fully paid, provided that the purchase price and all interest will be fully paid on or before December 1, 2028. Both Parties acknowledge that there will be a lump sum due and owing unless previously paid over and above the regular monthly payment. Monthly payments shall begin January 1, 2023.

Any monthly installment not paid within Five (5) days as required hereunder, shall be charged a late fee of Two Hundred Fifty ($250.00) Dollars with an additional charge of Twenty-five ($25.00) for each day thereafter that the payment remains unpaid. This is a service charge and is not interest. Purchaser further agrees and understand that assessment of the late fee does not constitute an election under the contract and that the Seller may pursue any other remedies available in law or equity.

Purchaser may prepay the balance in full, part, at any time without penalty.

All payments of principal and interest will be made to Seller at the address set forth above unless the Seller provides a different address to Purchaser by written notice.

3.	Conveyance. Upon receiving payment in full of all sums owing herein, less the amount then due on any existing mortgage(s) which Purchaser agrees to assume and less State and County transfer tax to be paid at recording, Seller shall cause to be released to the Purchaser or Purchaser’s assigns, a good and sufficient warranty deed conveying title to the Premises, subject to aforesaid restrictions and easements and subject to any then existing mortgage(s) which Purchaser agrees to assume, and free from all other encumbrances, except such as may be set forth here, and except such encumbrances as shall have accrued or attached since the date of this Land Contract through the acts or omissions of persons other than the Seller or his assigns. Seller shall deposit with Birmingham Title a Warranty Deed to be held in Escrow cost to be paid by Purchaser and to be released to Purchaser as provided above.

4.	Possession. Purchaser shall have the right to possession of the premises from and after the date of this Contract, unless otherwise herein provided, and be entitled to retain possession only so long as there is not default on his part in carrying out the terms and conditions of this contract. In the event the premises are vacant or unimproved, the Purchaser shall be deemed to be in constructive possession only, which possessory right shall cease and terminate after service of a notice of forfeiture of this contract.

Purchaser agrees to use, maintain and occupy said premises in accordance with any and all restrictions thereon and also to keep the premises in accordance with all police, sanitary and other regulations imposed by any governmental authority. Possession subject to rights of Tenants and Seller agrees that Purchaser may lease the Premises to one or more Tenants.

5.	Waste. Purchaser shall at all times maintain the Premises in the same condition it was in on the date of possession, reasonable wear and tear excepted, and Purchaser shall not commit or suffer any other person to commit waste or, without the consent of Seller in writing, remove, change, or demolish the improvements on the Premises in a way that may diminish Seller’s security.

6.	Taxes and Assessments. Purchaser shall pay all taxes and special assessments on the Premises that become due and payable after the date of possession and before they become subject to penalties. The Seller shall promptly furnish to the Purchaser all amounts due under this Section and the Purchaser shall pay all taxes and special Assessments as they become due and provide evidence of the payment to Seller on demand.

7.	Insurance. Purchaser agrees to keep all structures now or later on the premises insured against “all risk” property loss or damage in an amount approved by Seller, and to deliver the insurance policies to Seller with evidence that the premium is fully paid. Purchaser shall name Seller and all parties having an interest in the Premises as additional insureds as their interest may appear. Seller may not require insurance in an amount greater than the maximum insurable value of the structures on the Premises as established by an insurance underwriter. In no event shall the insurance amount be less than the balance owed on this Contract.

8.	Insurance Proceeds. If there is loss or damage resulting in insurance payments under a policy described in Section 7, Purchaser may, within 60 days of that loss or damage, notify Seller in writing that Purchaser elects to repair or rebuild the damaged portions of the Premises. The insurance proceeds shall then be used for that purpose. Any proceeds which remain after the repairing or rebuilding (or all of the insurance proceeds if Purchaser elects not to repair or rebuild) shall be used first to cure any existing defaults, and then as a prepayment on the principal balance. Such a prepayment shall not defer the due date of any remaining payments required by this contract. Any insurance proceeds that exceed the Land Contract balance shall be paid to Purchaser.

9.	Insurance or Tax Default. If Purchaser fails to obtain, maintain, or deliver the insurance policies or to pay taxes or special assessments payable by Purchaser, Seller may

a.	pay the insurance premiums, taxes, or special assessments and add them to the unpaid balance on the Contract;

b.	pay the insurance premiums, taxes, or special assessments and treat Purchaser’s failure to pay them as a default.; or

c.	not pay the insurance premiums, taxes, or special assessments and treat Purchaser’s failure to pay them as default.

10.	Seller’s Right to Mortgage. Seller’s right to place a mortgage on the Premises, or to renew or amend any existing mortgage, is subject to the following limitations:

a.	The aggregate amount due on all outstanding mortgages shall not, at any time, be greater than the unpaid principal of this Contract.

b.	The aggregate payments or principal and interest required in any one year under the new or renewal mortgage shall not exceed those required under this Contract.

c.	The mortgage or mortgages shall not be amended to extend the term beyond the length of this Contract.

d.	Seller shall give to Purchaser written notice of the execution of any mortgage or renewal, containing the name and address of the mortgagee, the amount and rate of interest on the mortgage, the due date of payments, and the date of maturity of the principal.

e.	Seller covenants to meet the payments of principal and interest as they mature on any mortgage now or later placed on the Premises and to produce evident of payment to Purchaser on demand.

f.	If Seller defaults on any mortgage, Purchaser has the right to do the acts or to make the payments necessary to cure the default and to be reimbursed by receiving credit to apply on the payments due or to become due on this Contract.

g.	Mortgage shall be first lien on the land superior to the rights of the Purchaser. Purchaser will, on demand, execute and instruments demanded by the Seller, necessary to subordinate the rights of the Purchaser to the lien of any such mortgage(s).

h.	Upon full payment (whether at maturity or prepayment) by Purchaser under this Contract, the proceeds therefrom shall be first applied to the outstanding balance on any mortgage and thereafter shall be disbursed to Seller.

i.	If proceedings are commenced to recover possession or to enforce the payment of such contract or mortgage because of the Seller’s default, the Purchaser may at any time thereafter, while such proceedings are pending, encumber the Premises by mortgage, securing such sum as can be obtained, upon such terms as may be required, and with the proceeds pay and discharge said mortgage, or purchase money lien.

When the Contract payments have reduced the amount due to the amount of the mortgage indebtedness, Purchaser is entitled to demand and to receive the deed specified in this Contract, subject to the mortgage indebtedness Purchaser assumes and agrees to pay. However, if the mortgage by its terms prohibits assumption, Purchaser does not have this right unless agreed upon by the mortgagee.

11.	Enforcement on Default. If Purchaser fails to perform any of the covenants or conditions in the Contract on or before the date on which the performance is required, Seller may:

a.	Give Purchaser a written notice specifying the default that has occurred and inform Purchaser that if the default continues for 45 days after service of the notice, Seller will without further notice declare the entire balance due and payable and foreclose the Contract according to the statues of the State of Michigan, or

b.	Not declare the entire balance due and payable and proceed according to the statutes of the State of Michigan, including but not limited to the right of Seller to declare a forfeiture in consequence of the non payment of any money required to be paid under the Contract or any other breach of the Contract, but if Seller elects to proceed under this subparagraph, Seller shall give Purchaser a written notice of forfeiture specifying the default that has occurred and shall give Purchaser 15 days after service of notice of forfeiture to cure the default.

12.	Assignment. Either party may assign, sell, or convey and interest in this Contract. If permitted to assign, sell, or convey and interest in this Contract, the conveying party shall immediately give written notice to the other party of the action; the notice shall give the name and address of the new party.

Purchaser must obtain Seller’s prior written consent if all or any part of the property or any interest in it is sold or transferred. Consent to such an assignment shall not be unreasonably withheld by Seller. The foregoing notwithstanding, Purchaser may in its discretion assign its interest in the Contract to FL MI RE 22, LLC, a Michigan limited liability company, or another organization majority controlled by the Members of FL MI RE 22, LLC without Seller’s consent, but with written notice to Seller.

No assignment, sale, or conveyance shall release Purchaser from obligations under the provisions of this Contract unless Seller releases Purchaser in writing.

13.	Purchaser’s Acceptance Title/Premises. Purchaser has reviewed a commitment for title insurance covering the Premises, issued by Birmingham Title Insurance Agency and is satisfied with the marketability of the Title. Purchaser has examined the above described Premises and is satisfied with the physical condition of any structure thereon. Seller agrees to deliver to Purchaser, at Seller’s expense, a policy of title insurance, the effective date to be the same date as this Land Contract.

14.	Service of Notices. All notices or demands are sufficient when served.

a.	by personal service on the party or a member of the party’s family or an employee of the party of suitable age and discretion with a request that the notice or demand be personally delivered to the party;

b.	By depositing the notice or demand with the U.S. Postal Service with postage fully prepaid by first-class mail, addressed to the party at the party’s last known address.

15.	Future Financing. No representations have been made by the parties hereto and/or real estate broker(s) as to the future availability of alternative financing which might be required by the Purchaser(s) to fully pay the obligation then owing on said Contract.

16.	Contract Extension. Seller is under no obligation to extend this Contract beyond agree upon termination or to refinance the principal balance beyond said termination date.

It is mutually understood that the monthly installment payments specified in the Contract are not sufficient to fully pay the obligation owing within the term of the Land Contract. T here will be a lump sum payment due Seller upon completion of the term.

17.	Time of Essence. It is understood and agree that time is deemed of the essence of this Contract. Failure of Seller to exercise any right on default of Purchaser shall not constitute a waiver of any rights and shall not prevent Seller from exercising any of its rights on subsequent default.

18.	Binding Effect. The covenants and agreements of this Contract shall bind the heirs, assigns, and successors of the respective parties.

19.	Effective Date. The parties have signed this Contract in duplicate, and it is effective as of the above date.

20.	Seller and Purchaser acknowledge that the state and county transfer tax shall be deducted from the final Land Contract payment or the Balloon Payment, whichever is applicable. Purchaser shall pay Warranty Deed recording fee.

In witness whereof, the Parties have executed this contract and have caused their seals to be affixed hereto the day and year first above written.

(SIGNATURE PAGE TO FOLLOW)

SELLER

Dated:	12/1/22

THOMAS A. PEARLMAN REVOCABLE TRUST

/s/ THOMAS A. PEARLMAN
BY:	THOMAS A. PEARLMAN
ITS:	TRUSTEE

Acknowledged before me on the 1st day of December, 2022 by THOMAS A. PEARLMAN

STATE OF MICHIGAN	)
)SS
. COUNTY OF____________________________________________	)

Notary Public	/s/ Kimberley M. Carlesimo
Oakland County, Michigan
Acting in	Oakland County
My commission expires:	June 4, 2025

PURCHASER

Dated: ________________________
FL MI RE 22, LLC

/s/
BY:
ITS:

Acknowledged before me on the 1st day of December, 2022 by Thomas Nafso

STATE OF ARIZONA	)
)SS
. COUNTY OF MARICOPA	)

Notary Public	/s/ Benjamin D. Joffe
Washtenaw County, Arizona
Acting in	Washtenaw County
My commission expires:	1/2/2024

Drafted By and When Recorded Return To:
E. CASSELMAN, ESQ 26000
W. 12 MILE RD
SOUTHFIELD, MI 48034